March 24, 2005


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:
We have read the statements made by Advisors' Inner
Circle II Fund (formerly The Arbor Fund) (copy attached), which we understand will be filed with the Commission, pursuant to Item 77K of Form N-SAR dated January 31, 2005. We agree with the statements concerning our Firm in such Item 77K.
Yours very
truly,



PricewaterhouseCoopers LLP